Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

Date:	November 22, 2006
Company:	National Bancshares Corporation
112 West Market Street
Orrville, Ohio 44667
Contact:	David C. Vernon
President and CEO
Phone:	330.682.1010
Fax:	330.684.2154
NATIONAL BANCSHARES CORPORATION TO REPURCHASE UP TO 8.95% OF ITS OUTSTANDING SHARES
ORRVILLE, Ohio, November 22, 2006 — National Bancshares Corporation (OTC: NBOH) and its subsidiary bank, First National Bank, today announced that its Board of Directors has approved a stock repurchase program authorizing the repurchase of up to 200,000 shares or approximately 8.95% of the Company’s outstanding common stock. The repurchase program will depend on market conditions. Currently, National Bancshares Corporation has approximately 2,234,488 shares outstanding.
David C. Vernon, President and Chief Executive Officer of National, stated that the repurchase program will expire in November 2007. The Board of Directors’ approval of the repurchase program took into account current economic and market factors, alternate investment strategies, and the strong capital position of the company and its banking subsidiary, First National Bank. The Company believes that the repurchase of its shares will benefit the Company and its stockholders.
According to Mr. Vernon, the repurchases generally would be effected through open market purchases or in privately negotiated transactions. The repurchased shares will become treasury share available for general corporate purposes.
National Bancshares Corporation is the holding company for First National Bank a federally chartered national bank formed in Ohio in 1881. First National Bank has fourteen offices in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi and Seville. Additional information is available at www.fnborrville.com.
FORWARD-LOOKING STATEMENT
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statement for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this news release are based on information available at the time of the release. National Bancshares and its subsidiary, First National Bank, assumes no obligation to update any forward-looking statement.

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